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                                                              Exhibit (d)(1)(B)



                          WAIVER OF CONDITION TO OFFER

      This Waiver relates to Section 1.01(c) of, and Exhibit 1.01(c) to, the Agreement and Plan of Merger by and among Cox Enterprises, Inc. ("Enterprises"), Cox Holdings, Inc. ("Purchaser"), CEI-M Corporation and Cox Communications, Inc. (the "Company"), dated as of October 19, 2004 (the "Merger Agreement"). Pursuant to said Section 1.01(c) and Exhibit 1.01(c), Enterprises and Purchaser hereby waive, for themselves and on behalf of the Company, the condition to the Offer (as defined in the Merger Agreement) set forth in clause (f) (CEI Financing Condition) of Exhibit 1.01(c) to the Merger Agreement. This Waiver shall be effective as of 11:59 P.M. Eastern Time on the day prior to the date of execution written below. Except for the foregoing waiver, the Merger Agreement remains in full force and effect in accordance with its terms.

      IN WITNESS WHEREOF, Cox Enterprises, Inc. and Cox Holdings, Inc. have executed this instrument on the date written below.

                                    COX ENTERPRISES, INC.


                                    By: /s/ Richard J. Jacobson
                                        -----------------------------------
                                        Name: Richard J. Jacobson
                                        Title: Treasurer


                                    COX HOLDINGS, INC.


                                    By: /s/ Richard J. Jacobson
                                        -----------------------------------
                                        Name: Richard J. Jacobson
                                        Title: Treasurer


                                    Dated: November 3, 2004